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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              AMRC HOLDINGS, INC.,
                        AMERICAN MOBILE RADIO CORPORATION
                                       AND
                                   HUGH PANERO

      THIS AGREEMENT is entered into as of June 1, 1998 (the "Effective Date"), by and between AMRC Holdings, Inc., a Delaware corporation, and its subsidiary American Mobile Radio Corporation, a Delaware corporation, both having a place of business at 10802 Parkridge Boulevard, Reston, Virginia 20191 (hereinafter collectively referred to as "AMRC") and Hugh Panero ("EMPLOYEE") a resident of the State of Colorado.

       WHEREAS, AMRC is engaged in the development, implementation and operation of a digital audio satellite service to portable receivers (the "AMRC System"); and

       WHEREAS, AMRC is interested in employing EMPLOYEE as its Chief Executive Officer and EMPLOYEE is interested in being employed in that position subject to the terms and conditions set forth herein;

       NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:
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      1.1 "Affiliate" shall mean any corporation, partnership or other entity controlling, controlled by, or under common control with AMRC, by virtue of direct or indirect beneficial ownership of voting securities of or voting interest in the controlled entity (or ownership of over 10% of the then outstanding voting shares of AMRC).

      1.2 "Confidential Information" shall mean all information known to AMRC or learned by EMPLOYEE during the term of employment and not generally known, including any and all general and specific knowledge, experience, information and data, technical or non-technical, and whether or not patentable, including, without limitation processes, skills, information, knowhow, trade secrets, data, designs, formulae, algorithms, specifications, samples, methods, techniques, compilations, computer programs, devices, concepts, inventions, developments, discoveries, improvements, and commercial or financial information, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable, specimen or sample form.

      1.3 "Conflicting Product or Service" shall mean any product or service of any person or organization other than AMRC, in existence or under development, which resembles or competes with a product or service of AMRC.

      1.4 "Conflicting Organization" shall mean any person or organization engaged in, or about to become engaged in, research on or development, production, marketing, or selling of a "Conflicting Product or Service."

      1.5 "Inventions" shall mean inventions, designs, discoveries, developments, creations, and improvements created, discovered, developed, conceived or reduced to practice.


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

      1.6 "Works of Authorship" shall mean all computer software programs or other writings, including, without limitation, verbal works, designs, models, drawings, or audio, visual or audiovisual recordings.

                                    ARTICLE 2
                          TERM OF AGREEMENT; EMPLOYMENT

      2.1 Term. Subject to the provisions of Article 4 hereof, this Agreement shall be in effect for a term of three (3) years commencing as of the Effective Date. For the term of this Agreement, each twelve (12) month period beginning on the Effective Date or an anniversary thereof shall be considered a "Contract Year."

      2.2 Employment. AMRC agrees to employ EMPLOYEE as Chief Executive Officer and EMPLOYEE agrees to accept such employment by AMRC, on the terms and conditions set forth herein. EMPLOYEE represents and warrants that neither the execution and delivery nor performance by him of this Agreement will violate any agreement, order, judgment or decree to which he is a party or by which he is bound.

      2.3 Duties. As Chief Executive Officer of AMRC, EMPLOYEE shall have the duties and responsibilities related to building the organization and business, including but not limited to, achieving agreed revenue, cost, profit and cash-flow targets, and shall report to the Board of Directors and the Board Chairman. While acting as CEO, EMPLOYEE shall also serve as a director of AMRC.

      (a) EMPLOYEE's employment with AMRC shall be full-time and exclusive. During the term of employment, EMPLOYEE shall devote the whole of EMPLOYEE's time, attention, skill and ability to the faithful and diligent fulfillment of EMPLOYEE's duties hereunder. EMPLOYEE acknowledges and agrees that EMPLOYEE may be required, without additional compensation, to


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perform services for any Affiliates, and to accept such office or position with any Affiliate as the Board may require, including, but not limited to, service as an officer or director of AMRC or any Affiliate. EMPLOYEE shall comply with all applicable policies of AMRC and Affiliates.

      (b) During the term of employment, it shall not be a violation of this Agreement for EMPLOYEE to serve as an officer or director of a cooperative housing, or civic or charitable organization or committee, or to manage personal passive investments, so long as such activities (individually or collectively) do not conflict or materially interfere with the performance of EMPLOYEE's duties hereunder.

      (c) During the term of this Agreement, AMRC shall provide EMPLOYEE with directors and officers insurance and indemnification for any and all claims arising out of or related to his activities as an officer or director of AMRC or any of its Affiliates on the same basis as that provided to other officers and directors of AMRC and its Affiliates.

                                    ARTICLE 3
                                  COMPENSATION

      3.1 Base Salary. For services rendered by EMPLOYEE pursuant to this Agreement, AMRC agrees to pay EMPLOYEE a base salary ("Base Salary") commencing as of the Effective Date at the rate of Two Hundred Eighty Thousand Dollars ($280,000) per year, payable in accordance with AMRC's then-prevailing executive payroll practices. Such Base Salary shall be subject to review and increase at least annually by the Board in the Board's sole discretion. In determining any such increase, the Board shall consider any increases in the cost of living and may provide for any performance or merit increases, on the same basis as may apply from time to time to other AMRC executive employees generally. The


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term "Base Salary" as used herein shall include any adjustments thereto made from time to time as permitted by this Section 3.1.

      3.2 Bonuses. During the term of this Agreement, EMPLOYEE shall be entitled to such bonuses as may be authorized and declared by the Board, and on the same basis as may apply from time to time to other AMRC executive employees generally. As an annual bonus guideline, EMPLOYEE's objective bonus with respect to any calendar year shall be forty percent (40%) of EMPLOYEE's annual Base Salary. Such bonus shall be awarded on a pro-rata basis for the portion of the calendar year for which EMPLOYEE is employed by AMRC. Half of the annual bonus shall be determined with reference to EMPLOYEE's personal job performance and half shall be determined with reference to mutually agreed-upon corporate goals and objectives.

      3.3 Participation in Benefit Plans. Subject to applicable eligibility requirements, during the term of this Agreement, EMPLOYEE shall be eligible to participate in any stock option, employee stock ownership, pension, thrift, profit sharing, group life or disability insurance, medical or dental coverage, education, or other retirement or employee benefit plan or program that AMRC has adopted or may adopt for the benefit of its employees, on the same basis as other executive employees. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time. EMPLOYEE shall be entitled to paid vacation, paid sick leave, and holidays on the same basis as may from time to time apply to other AMRC executive employees generally. For each month of waiting period, if any, prior to eligibility under the AMRC medical benefit plan (or applicable Affiliate plan), EMPLOYEE will receive a monthly payment of Two Thousand Dollars to cover expenses to extend EMPLOYEE's current plan.


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      3.4 Expenses. AMRC shall reimburse EMPLOYEE in connection with performance of the services and duties hereunder for all reasonable, ordinary and necessary business expenses actually incurred by EMPLOYEE in connection with such performance, including ordinary and necessary expenses incurred by EMPLOYEE in connection with travel on AMRC business, provided all such expenses have been approved in advance by AMRC in accordance with and subject to the terms and conditions of AMRC's then-prevailing expense policy. As a condition precedent to obtaining such reimbursement, EMPLOYEE shall provide to AMRC any and all statements, bills, or receipts evidencing the expenses for which EMPLOYEE seeks reimbursement, and such other related information or materials as AMRC may from time to time reasonably require. EMPLOYEE shall account to AMRC for any expenses that are eligible for reimbursement under this Section 3.4 in accordance with AMRC policy.

      3.5 Employment and Supplies. AMRC shall provide EMPLOYEE with administrative support relating to the performance of EMPLOYEE's duties of the same type and extent as is provided to other executive employees. AMRC shall acquire and/or provide to EMPLOYEE for his business use: multimedia portable computer and subscriptions to various trade publications and various trade books. Such items shall remain the exclusive property of AMRC, are to be used solely for AMRC's benefit, and shall be returned promptly to AMRC upon the termination of EMPLOYEE's employment for whatever reason.

      3.6 Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by AMRC hereunder to EMPLOYEE or EMPLOYEE's estate or beneficiaries in connection with EMPLOYEE's employment hereunder shall be subject to the withholding of such amounts relating to taxes as AMRC may reasonably determine it should withhold pursuant to any applicable law or regulation.


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      3.7 Stock Option Grant. EMPLOYEE shall receive a stock option grant on the following terms:

      (a) The Option will be non-qualified, ten year stock option with respect to five (5) shares of AMRC common stock, with an exercise price and based on a valuation of $875,000 per share, and with a date of grant as of the first date of beginning employment with AMRC.

      (b) Vesting of the five (shares) shall be as follows: Two (2) shares shall be exercisable in three (3) equal annual installments, with the first installment beginning on the first anniversary of the date of grant. The three
(3) remaining shares shall be exercisable in three (3) equal annual installments, with the first installment beginning on the first anniversary of the date of grant, provided that additional performance objectives are met, as shall be mutually agreed upon between the EMPLOYEE and the Board.

      (c) In the event that there is not an initial public offering on or prior to the first anniversary following the in-orbit acceptance of the second AMRC satellite, and the EMPLOYEE desires to exercise the stock option, AMRC will provide the EMPLOYEE the difference between the exercise price and the fair market value of the stock as of the date of exercise as mutually agreed upon by the Board of Directors of AMRC and failing mutual agreement an independent appraiser will be appointed to determine fair market value.

      (d) Post-termination Exercise. Vested stock options will be exercisable following termination of employment for the following periods: 0 months in the case of termination for Cause (as defined in Article 4); 3 months following a voluntary termination; 6 months following an involuntary termination; or 1 year following death, disability, retirement, or termination (voluntary or involuntary) within one year following a change of control.


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      (e) If and when Form S-8 is available, AMRC will register EMPLOYEE's stock.

      (f) Exercising/Vesting. In the event of death, or involuntary termination (which shall include termination by employee following default by AMRC) within one year of a change of control, vesting of all options would occur. In all other cases, non-vested options would be unexercisable and forfeited upon termination of employment. A "change of control" will occur where (1) any person or group becomes beneficial owner of securities of AMRC representing more than 40% of the then voting power of AMRC; (2) board members (together with new members appointed by at least 2/3 of those members) at the beginning of a two-year period no longer constitute 2/3 of the Board during such two-year period; (3) a merger/consolidation of AMRC occurs wherein the AMRC voting securities immediately prior thereto do not constitute at least 60% of the combined voting securities after the merger/consolidation; or (4) the stockholders approve a plan of complete liquidation or winding-up or an agreement for sale/disposition of all or substantially all of company's assets, provided, that no change of control will be deemed to occur as a result of the following (a) an initial public offering of AMRC; (b) any change in percentage ownership of WorldSpace International Network or its affiliates or American Mobile Satellite Corporation or its affiliates, and/or (c) a private placement by AMRC of up to $150,000,000 of AMRC securities.

      (g) Cashless exercise/tax withholding provisions would also be included, as well as other standard stock option plan/agreement provisions.


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

                                    ARTICLE 4
                                   TERMINATION

      4.1 General. EMPLOYEE's service hereunder shall terminate upon EMPLOYEE's death or "Disability" and may be terminated by AMRC with or without "Cause" (each term as defined in this Article 4) effective as of the date written notice of termination is given to EMPLOYEE by or on behalf of the Board, or may be terminated by EMPLOYEE on the giving of notice of not less than 30 days.

      4.2 Termination for "Cause" or Voluntarily by Employee. In the event EMPLOYEE's employment is terminated by AMRC for Cause (as defined in this Article 4) or in the event EMPLOYEE voluntarily terminates employment, AMRC shall thereafter pay to EMPLOYEE (or EMPLOYEE's legal representatives, estate, beneficiaries or heirs), in accordance with AMRC's then-prevailing executive payroll practices, all compensation, benefits and other payments to which EMPLOYEE was entitled hereunder only through the effective date of termination of employment, and AMRC shall thereafter have no further obligation to EMPLOYEE (or EMPLOYEE's legal representatives, estate, beneficiaries or heirs) for any compensation, benefits or other payments hereunder.

      4.3 Death, Disability or Termination Without "Cause".

      (a) In the event of EMPLOYEE's death, AMRC shall continue to pay EMPLOYEE's then current Base Salary and pro-rated non-discretionary bonus compensation to EMPLOYEE's legal representatives, estate, beneficiaries or heirs, in accordance with AMRC's then-prevailing executive payroll practices, through the end of the calendar month following EMPLOYEE's death, but shall have no further obligation to EMPLOYEE or EMPLOYEE's legal representatives, estate, beneficiaries or heirs for any compensation, benefits or other payments hereunder.


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

      (b) Upon EMPLOYEE's "Disability", the payment of benefits under AMRC's short-term and long-term disability insurance programs, if any, shall offset AMRC's obligations under the foregoing Article 3.1 to the extent such benefits are received. For purposes of this Agreement, EMPLOYEE shall be deemed to be under a Disability if EMPLOYEE shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform EMPLOYEE's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding 90 consecutive days. Subject to any applicable legal requirements, in the event EMPLOYEE shall remain under a Disability for a period exceeding 120 days in any 12 month period, AMRC shall have the right to terminate EMPLOYEE's employment hereunder at the end of any calendar month during the continuance of such disability upon at least thirty (30) days prior written notice to EMPLOYEE.

      (c) In the event AMRC terminates EMPLOYEE's employment without Cause, as defined in this Article 4, and provided further that EMPLOYEE has released AMRC from any other claims or actions related to EMPLOYEE's employment with AMRC, AMRC shall continue to pay EMPLOYEE (or EMPLOYEE's legal representatives, estate, beneficiaries or heirs) EMPLOYEE's then current Base Salary and accrued benefits up to the date of termination (as defined in Section 3.1), in accordance with AMRC's then-prevailing executive payroll practices, for one (1) year.

      (d) Definition of "Cause". For purposes of this Agreement, Cause shall mean: (i) EMPLOYEE's willful or gross misconduct or willful or gross negligence in the performance of his duties for AMRC (ii) EMPLOYEE's intentional or habitual


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neglect of his duties for AMRC, or (iii) EMPLOYEE's theft or misappropriation of funds of AMRC or commission of a felony.

                                    ARTICLE 5
                              RESTRICTIVE COVENANTS

      5.1 Confidentiality. Except as authorized or directed by AMRC, EMPLOYEE shall not, at any time during or subsequent to the term of this Agreement, directly or indirectly publish or disclose any Confidential Information of AMRC or of any of its Affiliates, or Confidential Information of others that has come into the possession of AMRC or of any of its Affiliates, or into the EMPLOYEE's possession in the course of his employment with AMRC or of his services and duties hereunder, to any other person or entity, and EMPLOYEE shall not use any such Confidential Information for EMPLOYEE's own personal use or advantage or make it available to others for use. All Confidential Information, whether oral or written, regarding the business or affairs of AMRC or any of its Affiliates, including, without limitation, information as to their products, services, systems, designs, inventions, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same shall have been lawfully and without breach of the EMPLOYEE's confidential obligation made available to the general public without restriction, or that EMPLOYEE can prove, by documentary evidence, was previously known to EMPLOYEE prior to the term of EMPLOYEE's employment. The Company shall be under no obligation to identify specifically any information as to which the protection of this Section 5.1 extends by any notice or other action. Upon expiration or termination of this Agreement for any reason, EMPLOYEE shall promptly return to AMRC all Confidential Information, including all copies thereof in EMPLOYEE's possession, whether prepared by him or others.


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      5.2 Unfair Competition. During the term of this agreement and for a period of one (1) year after the termination thereof, EMPLOYEE shall not, within the United States, directly or indirectly, and whether or not for compensation, as a stockholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of stock of an issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor, or otherwise, engage in or become interested in any Conflicting Organization in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any Conflicting Product or Service, directly or indirectly, in competition with AMRC or any of its Affiliates (or any of their successors) as conducted from time to time during such period. During the period in which EMPLOYEE is receiving any payments under this Agreement and for a period of one (1) year thereafter, EMPLOYEE shall not, without the prior written consent of AMRC, solicit or hire or induce the termination of employment of any employees or other personnel providing services to AMRC, or any of its Affiliates, for any business activity, other than a business activity owned or controlled, directly or indirectly, by AMRC or any of its Affiliates.

      5.3 Injunctive Relief.

      (a) EMPLOYEE acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if Section 5.2 should be specifically enforced against him, and that Section 5.2 merely prevents unfair competition against AMRC for a limited period of time. EMPLOYEE agrees and acknowledges that, by virtue of EMPLOYEE's employment with AMRC, EMPLOYEE shall have access to and maintain an intimate knowledge of AMRC's activities and affairs, including trade secrets, Confidential Information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique, and extraordinary services that EMPLOYEE is capable of


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performing for AMRC or one of its competitors, EMPLOYEE acknowledges that the services to be rendered by EMPLOYEE pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, EMPLOYEE agrees that any breach or threatened breach by EMPLOYEE of EMPLOYEE's obligations under this
Article 5 would cause irreparable injury to AMRC, and that AMRC shall be entitled to (i) preliminary and permanent injunctions enjoining EMPLOYEE from violating such provisions, and (ii) actual money damages suffered by AMRC as a result of such breach, in the amount of any fees, compensation, benefits, profits, or other remuneration earned by EMPLOYEE or any competitor or AMRC as a result of such breach, together with interest, and costs and attorneys' fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit AMRC from pursuing any other remedy, AMRC and EMPLOYEE having agreed that all such remedies shall be cumulative.

      (b) The restrictions set forth in this Article 5 and the following Article 6 shall be construed as independent covenants, and shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action against AMRC, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by AMRC of the restrictions contained in this Article 5 or the following Article 6. EMPLOYEE hereby consents and waives any objection to the jurisdiction over his person or the venue of any courts within the State of Virginia with respect to any proceedings in law or in equity arising out of this Article 5 or the following Article 6. If any court of competent jurisdiction shall hold that any of the restrictions contained in
Section 5.2 are unreasonable as to time, geographical area, or otherwise, said restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make their application reasonable.


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

                                    ARTICLE 6
                        INVENTIONS, WORKS OF AUTHORSHIP,
                             PATENTS AND COPYRIGHTS

      6.1 Ownership of Inventions and Works of Authorship. EMPLOYEE agrees that all Inventions made, conceived, discovered, developed or reduced to practice by EMPLOYEE and all software and other works of authorship created by EMPLOYEE, either alone or with others, at any time, within or without normal working hours, during the term of this Agreement, arising out of such employment or based upon Confidential Information, or pertinent to any field of business or research in which, during such employment, AMRC is engaged or (if such is known or ascertainable by EMPLOYEE) is considering engaging, whether or not patented or patentable, shall be and remain the sole property of AMRC with respect to all rights of EMPLOYEE arising from any discovery, conception, development, reduction to practice, or creation by EMPLOYEE. AMRC shall have the full right to assign, license, or transfer all rights thereto.

      6.2 Disclosure of Inventions and Works of Authorship. EMPLOYEE shall promptly make full disclosure to AMRC or to an authorized representative thereof of all information relating to the making, conception, discovery, development, creation or reduction to practice of Inventions, or of software and other works of authorship owned by AMRC pursuant to Section 6.1 above.

      6.3 Patent and Copyright Applications. At the request of AMRC and at AMRC's expense, EMPLOYEE shall execute such documents and perform such acts as AMRC deems necessary to obtain patents or the like on such Inventions or copyright registrations for such software and other works of authorship in any jurisdiction or jurisdictions. Such obligation shall continue beyond the term of this Agreement. In the event that AMRC is unable because of EMPLOYEE's mental or physical capacity or for any other reason to secure EMPLOYEE's signature to apply


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for or to pursue any applications for patent or copyright covering Inventions, software and other works of authorship owned by AMRC pursuant to Section 6.1, then EMPLOYEE hereby irrevocably designates and appoints AMRC as EMPLOYEE's agent and attorney in fact, upon prior notice, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by EMPLOYEE. EMPLOYEE further agrees not to file any patent applications relating to or describing or otherwise disclosing any Confidential Information or any such Inventions, or to claim any copyright or file and applications to register any copyright in such software or other works of authorship, except with the prior written consent of AMRC.

      6.4 Assignment of Inventions and Works of Authorship. EMPLOYEE agrees to assign to AMRC or its Affiliates all of EMPLOYEE's right, title and interest in and to any and all such Inventions and the patent applications and patents relating thereto and to the copyright in any and all such software and other works of authorship and any copyright applications and registrations relating thereto conceived, reduced to practice, discovered, created or otherwise developed by EMPLOYEE and owned by AMRC pursuant to Section 6.1 above.

                                    ARTICLE 7
                                  MISCELLANEOUS

      7.1 Assignment. The rights and obligations of AMRC under this Agreement shall be binding upon its successors and assigns and may be assigned by AMRC to the successors in interest of AMRC. The rights and obligations of EMPLOYEE under this Agreement shall be binding upon EMPLOYEE's heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by EMPLOYEE, but any amount owed EMPLOYEE upon


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EMPLOYEE's death shall inure to the benefit of EMPLOYEE's heirs, legatees, personal representatives, executors, or administrators.

      7.2 Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered, or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed as follows:

            If to EMPLOYEE: (Copy to AMRC Executive Office)
            Hugh Panero
            2223 South Alton Way
            Denver, Colorado  80231

            If to AMRC:
            American Mobile Radio Corporation
            10802 Parkridge Boulevard
            Reston, Virginia  20191
            Telephone: 703-758-6116
            Telecopy:  703-758-6106
            Attn: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      7.3 Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the parties hereto, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

      7.4 Headings. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of


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this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

      7.4 Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. In the event any provision of this Agreement, or any portion thereof is determined by any arbitrator or court of competent jurisdiction to be void, the remaining portions of this Agreement shall nevertheless be binding upon AMRC and EMPLOYEE with the same effect as though the void provision or portion thereof had been severed and deleted.

      7.6 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the substantive laws of the State of Virginia (excluding the choice of law rules thereof).

      7.7 Amendment; Modification; Waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by EMPLOYEE and AMRC. No delay or failure at any time on the part of AMRC in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of AMRC thereafter to enforce each and every provision of this Agreement in accordance with its terms.

      7.8 Additional Obligations. Both during and after the term of employment, EMPLOYEE shall, upon reasonable notice, furnish AMRC with such information as may be in EMPLOYEE's possession or control, and cooperate with AMRC, as may reasonably be requested by AMRC (and, after the term of


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employment, with due consideration for EMPLOYEE's obligations with respect to any new employment or business activity) in connection with any litigation or other adversarial proceeding in which AMRC or any Affiliate is or may become a party. AMRC shall reimburse EMPLOYEE for all reasonable expenses incurred by EMPLOYEE in fulfilling EMPLOYEE's obligations under this Article 7.8.

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

                                          AMRC Holdings, Inc.
/s/ Hugh Panero                           American Mobile Radio Corporation
---------------------------
Hugh Panero                               By:    /s/ Gary Parsons
                                          Title: Chief Executive Officer
Date: May 26, 1998                        Date:  May 22, 1998


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